SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2016

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 8.01 Other Events
Concurrent with the filing of our Proxy Statement dated April 11, 2016, we are disclosing that
William J. Listwan, M.D., will not stand for re-election to our Board of Directors due to age-related requirements as set forth in our By-Laws.
Our Chairman and Chief Executive Officer, W. Stancil Starnes, said Dr. Listwan has provided ProAssurance and our Board with valuable insight, providing a physician’s perspective of the rapidly evolving world of healthcare delivery in the United States. Mr. Starnes said, “Dr. Listwan’s meaningful contributions to ProAssurance have benefited both our company and our insured physicians. We are indebted to Dr. Listwan for his service since joining our Board in 2006.”
The ProAssurance Board of Directors has nominated Bruce D. Angiolillo, Esq., a retired partner of Simpson Thacher & Bartlett LLP, New York, New York, to replace Dr. Listwan on our Board.
Mr. Angiolillo is standing for election at the 2016 Annual Meeting of Shareholders on May 25, 2016.
Mr. Angiolillo joined Simpson Thacher in 1980 and developed a practice in the areas of securities and other complex commercial litigation before his retirement on December 31, 2014. Following his retirement at Simpson Thacher, Mr. Angiolillo was employed from January 1, 2015 until June 30, 2015, as general counsel for TK Holdings, Inc., which is a subsidiary of Takata Corporation, a global automotive parts manufacturer and supplier based in Auburn Hills, Michigan.
Mr. Starnes said, “We are excited to bring someone with Mr. Angiolillo’s skill and experience in securities law and regulation to our Board. His broad knowledge of the regulatory environment, and the insight into business operations gained through dozens of important client relationships over the years, will be a tremendous asset to ProAssurance and our shareholders.”
Mr. Starnes also noted that Dr. Robert E. Flowers, our lead director, Dr. Ziad R. Haydar, Dr. Frank A. Spinosa and Dr. Thomas A. S. Wilson, Jr., will continue to serve on the ProAssurance Board of Directors, ensuring that the Company benefits from a physician’s perspective as it develops new products and services to addresses the evolving trends in the delivery of healthcare.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 11, 2016

PROASSURANCE CORPORATION

By: /s/ Frank B. O'Neil
Frank B. O’Neil
Senior Vice President

2